Exhibit 23.4

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in Amendment No. 4 to this Registration Statement of RCS Capital Corporation on Form S-1 (File No. 333-193925) of our report dated June 20, 2013, with respect to our audits of the consolidated financial statements of Investors Capital Holdings Ltd. as of March 31, 2013 and March 31, 2012 and for each of the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Boston, MA

May 12, 2014